UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    February 28, 2007

                       MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code      (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 5.02	Compensatory Arrangements of Certain Officers.

          On February 28, 2007, the Compensation Committee ("Committee") of the Board of Directors of Myers Industries, Inc. ("Company") awarded discretionary cash bonuses and increased the salaries for the following Named Executive Officers of the Company. The Committee has the authority to award cash bonuses, but such awards are fully discretionary. Awards are generally based upon the relative performance of the Company as a whole and upon other qualitative measures. The amounts listed below are the total amount of bonuses awarded and accrued for the fiscal year-ended December 31, 2006, but which were determined and awarded on February 28, 2007. These bonuses will be paid in full in March 2007.

          The bonus awards are as follows: John C. Orr, President and Chief Executive Officer, $580,000 and Donald A. Merril, Vice President, Chief Financial Officer and Secretary, $200,000.

          The salaries for calendar year 2007 are as follows: John C. Orr, President and Chief Executive Officer, $645,000 and Donald A. Merril, Vice President, Chief Financial Officer and Secretary, $315,000.

          On February 28, 2007, the Committee also adopted an executive cash incentive plan that sets forth the metrics to be considered in the grant of future cash bonuses. The plan is applicable to all members of senior management and provides that the determination of cash bonus awards will be based on three components: operating income, cash flow and performance. Each of these components will be determined independently of the determination of each other component based on the base salary of the participant for the applicable year. The total bonus payout that a participant is eligible to receive under this plan in a particular year will be calculated by adding the result of each of these components together, with the target award and maximum award amount being specified for each participant based on his position. The aggregate target award for the Chief Executive Officer will be 100% of his base salary, with a maximum aggregate award of 200% of his base salary. The aggregate target award for the Chief Financial Officer will be 75% of his base salary, with a maximum aggregate award of 150% of his base salary.

          The operating income component will be determined by measuring the subject year operating income (adjusted for extraordinary income and expenses) against the operating income for the prior year. The CEO will be eligible to receive anywhere from zero to a maximum award equal to 100% of his base salary (75% for the CFO) as a result of the operating income component, determined on a sliding scale. The cash flow component will be determined by measuring the subject year cash flow (defined as net cash provided by operating activities less capital spent, adjusted to account for one-time accounting entries) against the cash flow of the prior year. The CEO will be eligible to receive anywhere from zero to a maximum of 50% of his base salary (37.5% for the CFO) as a result of the cash flow component, determined on a sliding scale. The performance component will be determined by the Committee in its discretion based on the Committee's evaluation of the participant's performance during the applicable year. The CEO will be eligible to receive anywhere from zero to a maximum of 50% of his base salary (37.5% for the CFO) as a result of the performance component.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.

(Registrant)

Date	March 1, 2007	By:	/s/ Donald A. Merril

Donald A. Merril
Vice President, Chief Financial Officer and Secretary